Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

Strong operational execution with 12.5 percent gross margin and $133 million cash and cash equivalents balance

Anaheim, CA, May 3, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal second quarter ended March 31, 2012. Net sales in the second quarter of fiscal 2012 were $208.0 million, compared to net sales of $207.1 million in the same quarter last year.

Gross margin during the second quarter of fiscal 2012 was 12.5 percent, compared to 13.4 percent for the same period in the prior year. The year-over-year decline was primarily attributable to an appreciating yuan in China.

Net income for the second quarter of fiscal 2012 was $12.1 million, or $0.50 per diluted share, compared to net income of $11.6 million, or $0.48 per diluted share, for the same period in the prior year. Fiscal second quarter 2012 results reflect $1.2 million in pre-tax non-cash impairment and restructuring gains on the sale of the Company’s Anaheim, California headquarters and related equipment.

Cash flows from operating activities for the second quarter of fiscal 2012 were $64.9 million. At March 31, 2012, the Company had cash and cash equivalents of $133.0 million, or $5.52 per diluted share, and remained debt free. This compared to cash and cash equivalents of $75.8 million, or $3.14 per diluted share, at December 31, 2011.

Commenting on the second quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “Toward the end of the second quarter, we saw a softening in orders from our key customers resulting in revenues slightly below our expectations. To mitigate this impact, we were diligent in managing costs and increasing manufacturing efficiencies. As a result, we generated solid gross margin and cash flow underscoring our strong operational execution during the quarter.”

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Non-GAAP Results

A reconciliation of GAAP net income and earnings per share to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

Share Repurchase Program

During the second quarter of fiscal 2012, the Company repurchased approximately 47,000 shares at a weighted-average purchase price of $20.98 per share, for a total purchase price of approximately $1 million.

Outlook

Commenting on the Company’s business outlook, Mr. Meshgin noted, “We have a significant number of new programs, associated with both existing and new customers, in the start-up phase in the fiscal third quarter. Looking further ahead, we are seeing strong demand from our customers for our flex assemblies for smartphones and tablets for the fiscal fourth quarter and into fiscal 2013, when these new programs are expected to enter volume production. Accordingly, we commenced a $50 million capacity expansion project in the fiscal third quarter to position MFLEX for sustained long-term growth. We continue to expect year-over-year top-line growth in the second half of fiscal 2012 driven by our continued strong outlook for the fiscal fourth quarter. Consistent with this expected revenue growth and improvement in capacity utilization, we anticipate a significant sequential rebound in gross margin during the fiscal fourth quarter.”

Mr. Meshgin concluded, “In the near term, we anticipate a decline in net sales during the fiscal third quarter reflecting the timing of the significant number of new programs in the start-up phase, the winding down of certain programs, as well as reduced demand from a key customer that has been declining as a percentage of our sales mix. We expect temporarily lower sales to reduce our capacity utilization. We expect this, along with an annual wage increase in our manufacturing organization, and the need to maintain the headcount necessary to support the anticipated fourth quarter demand, to result in a lower gross margin during the third quarter.”

For the third quarter of fiscal 2012, the Company expects net sales to range between $160 and $180 million and gross margin to range between 7.0 to 9.0 percent based on the projected product mix and sales volume.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2012 second quarter financial results. The dial-in number for the call in North America is 1-888-549-7750 and 1-480-629-9643 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

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The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4532129.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; revenue growth; gross margins; the timing and ramping of new programs; wage increases; employee headcount; customer mix and concentration; seasonality of the Company’s business; customer demand; capacity, utilization and capacity expansion; product mix; and market share. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the

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Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition, pricing pressures and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Net sales	$207,963	$207,070	$447,306	$448,224
Cost of sales	181,880	179,315	392,062	385,995

Gross profit	26,083	27,755	55,244	62,229
Operating expenses:
Research and development	2,231	2,831	4,310	5,582
Sales and marketing	6,503	6,314	12,890	13,747
General and administrative	5,484	4,618	11,112	9,668
Impairment and restructuring	(1,171)	—	(1,736)	—

Total operating expenses	13,047	13,763	26,576	28,997

Operating income	13,036	13,992	28,668	33,232
Other income (expense), net:
Interest income	353	215	646	438
Interest expense	(81)	(109)	(235)	(225)
Other income (expense), net	1,333	246	1,804	81

Income before income taxes	14,641	14,344	30,883	33,526
Provision for income taxes	(2,537)	(2,767)	(5,235)	(6,848)

Net income	$12,104	$11,577	$25,648	$26,678

Net income per share:
Basic	$0.51	$0.48	$1.08	$1.11
Diluted	$0.50	$0.48	$1.06	$1.10
Shares used in computing net income per share:
Basic	23,870	24,017	23,809	23,960
Diluted	24,104	24,338	24,113	24,312

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	September 30, 2011
Cash and cash equivalents	$133,040	$97,890
Accounts receivable, net	134,667	150,507
Inventories	93,473	87,166
Other current assets	14,888	17,836

Total current assets	376,068	353,399
Property, plant and equipment, net	232,341	244,026
Other assets	29,015	28,320

Total assets	$637,424	$625,745

Accounts payable	$152,685	$162,790
Other current liabilities	29,926	31,544

Total current liabilities	182,611	194,334
Other liabilities	16,984	15,328
Stockholders' equity	437,829	416,083

Total liabilities and stockholders' equity	$637,424	$625,745

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net income	$12,104	$11,577	$25,648	$26,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,954	10,854	26,663	22,023
Provision for doubtful accounts and returns	38	2,571	1,837	4,635
Deferred taxes	(71)	(38)	(74)	(72)
Stock-based compensation expense	1,503	1,554	2,888	3,203
Income tax benefit related to stock option exercises	(53)	(10)	(70)	(16)
Asset impairments	(1,171)	—	(1,736)	—
(Gain) loss on disposal of equipment	(8)	116	5	121
Changes in operating assets and liabilities	38,642	(9,541)	15,517	(35,968)

Net cash provided by operating activities	64,938	17,083	70,678	20,604
Cash flows from investing activities
Sales of investments	—	—	—	14,991
Purchases of property and equipment	(13,604)	(19,154)	(33,950)	(37,481)
Proceeds from sale of equipment and assets held for sale	7,833	89	8,532	366

Net cash used in investing activities	(5,771)	(19,065)	(25,418)	(22,124)
Cash flows from financing activities
Proceeds from exercise of stock options	114	1,204	149	1,250
Income tax benefit related to stock option exercises	53	10	70	16
Tax withholdings for net share settlements of equity awards	(239)	(291)	(1,039)	(1,250)
Repurchase of common stock	(984)	—	(8,844)	(924)

Net cash (used in) provided by financing activities	(1,056)	923	(9,664)	(908)
Effect of exchange rate changes on cash	(879)	515	(446)	1,170

Net increase (decrease) in cash	57,232	(544)	35,150	(1,258)
Cash and cash equivalents at beginning of period	75,808	99,161	97,890	99,875

Cash and cash equivalents at end of period	$133,040	$98,617	$133,040	$98,617

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP

Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
GAAP net income	$12,104	$11,577	$25,648	$26,678
Stock-based compensation	1,503	1,554	2,888	3,203
Impairment and restructuring	(1,171)	—	(1,736)	—
Income tax effect of non-GAAP adjustments	(30)	(501)	(249)	(1,058)

Non-GAAP net income	$12,406	$12,630	$26,551	$28,823

GAAP diluted earnings per share	$0.50	$0.48	$1.06	$1.10
Effect of non-GAAP adjustments on diluted earnings per share	0.01	0.04	0.04	0.09

Non-GAAP diluted earnings per share	$0.51	$0.52	$1.10	$1.19

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,104	24,338	24,113	24,312

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including gains on sale of previously impaired assets as part of restructuring activities. Management excludes these amounts when evaluating its core operating activities and for strategic decision making and forecasting of future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations, provides investors with a more meaningful way of evaluating the Company’s current operating performance.

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